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                                  EXHIBIT 10.5

           SUPPLEMENTAL RETIREMENT PLAN FOR KEY MANAGEMENT PERSONNEL
              (Amended and restated effective as of April 1, 1994)

Article I - Eligibility
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The Employee, or in the proper case, the Spouse of an Employee, shall be eligible if each of the following provisions are satisfied:

A.   The Employee is a Member of the Unocal Retirement Plan;

B. At the time of the Employee's separation from service with an Employer, either:

     1. Employee had attained at least 55 years of age and had at least 10 years of Retirement Service under the Unocal Retirement Plan, or

     2. Employee had a Spouse entitled to a "Spouse's Benefit" or a "Special Spouse's Benefit" under the Unocal Retirement Plan and the Employee's separation from service was by reason of Employee's death, or

     3. The Employee had at least 10 years of Benefit Service under the Unocal Retirement Plan and his/her service was terminated because of a workforce reduction or a job elimination.

C.   The Employee retires or dies on or after April 1, 1994; and

D. At the time of the Employee's separation from service with an Employer, the Employee's "Final Average Monthly Pay" determined under the Unocal Retirement Plan was limited because of the requirements of Section 401(a)(17) of the Code, and/or the Employee has received an Incentive Compensation Plan award within the ten-year period used in determining "Final Average Monthly Pay" under the Unocal Retirement Plan.

Article II - Benefit
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A.  The amount of the Employee's benefit (or the Spouse's benefit, if applicable) shall be equal to the difference, if any, between:

    1. The amount of the monthly benefit that would have been payable under the Unocal Retirement Plan if:

        (a) "Final Average Monthly Pay" included the greater of (I) one-thirty-sixth of the sum of the highest three calendar year awards (disregarding Employee deferral elections) under the Incentive Compensation Plan of Unocal Corporation ("ICP") made to the participant which are attributable to years within the ten-year period used in determining the Employee's "Final Average Monthly Pay" or (ii) the amount of ICP awards which were includable in the calculation of "Final Average Monthly Pay" under the Unocal Retirement Plan (before any limitations imposed by Section
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             401(a)(17) of the Code), in lieu of the ICP component actually included in such calculation, and

        (b) Any limitations imposed because of Section 415 and/or Section 401(a)(17) of the Code were disregarded, and

    2. The amount of the monthly benefit payable to the recipient under the Unocal Retirement Plan, using the Employee's actual "Final Average Monthly Pay" but disregarding the limits imposed by Section 415 of the Code.

B. For purposes of the above calculation, Incentive Compensation Plan awards shall exclude any "special" awards but shall include 5/6 of the value of Restricted Stock granted in 1988 under the Unocal Corporation Long-Term Incentive Plan of 1985.

C. NOTWITHSTANDING THE FOREGOING, IN THE EVENT THAT MORE THAN THREE INCENTIVE COMPENSATION PLAN AWARDS WERE INCLUDED IN THE CALCULATION OF "FINAL AVERAGE MONTHLY PAY" UNDER THE UNOCAL RETIREMENT PLAN, FOR PURPOSES OF THE CALCULATION OF A BENEFIT UNDER THIS PLAN, ARTICLE II A(1)(a)(ii) ABOVE SHALL BE IGNORED AND THE CALCULATION UNDER ARTICLE II A(2) ABOVE SHALL DISREGARD ANY LIMITATION UNDER SECTION 401(a)(17) AS WELL AS SECTION 415 OF THE CODE.

ARTICLE III - FORM AND TIME OF PAYMENT
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A.   Benefits under this Plan shall commence at the same time as benefits under the Unocal Retirement Plan, except that benefits paid under this Plan in the Installment Payment Form shall commence on the date elected by the Employee. Benefits under this Plan shall, in addition to any Iimits imposed herein, be subject to the provisions of the Unocal Retirement Plan, except as specifically provided otherwise by this Plan.

B. An eligible Employee may elect to receive payments under this Plan under any of the forms of payments available under the Unocal Retirement Plan with respect to all or any part of his or her benefit under this Plan.

C. The forms of payment under this Plan shall be subject to the same terms, conditions and actuarial adjustments as are applicable to such forms under the Unocal Retirement Plan.

D. Notwithstanding the foregoing, an Employee may elect, subject to such terms and conditions as the Company deems appropriate, to receive the 'Lump Sum Cash Settlement" amount, as determined above, in up to eight annual installments. No interest shall accrue or be credited to such payments or amounts.

E. An eligible Employee may make a timely election of the form of payment of his or her benefits under this Plan, and may change such election without penalty by making a subsequent timely election, at any time at least one year prior to the Employee's retirement.

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F.   If an Employee does not make a timely election of the form of payment of benefits, then benefits under this Plan will be paid as a life annuity if the Employee is not married, or as a 100% joint and survivor annuity for the Employee and his Spouse if the Employee is married, unless the Employee makes an election which is subject to a reduction of benefits under Article III G or H below.

G. An eligible Employee may change his or her election of the form of payment of benefits under this Plan within one year before retirement, subject to a 6% reduction of his or her benefit which will be forfeited to the Company or Employer, or may change such election after retirement and before commencement of payment of benefits, subject to a 10% reduction of his or her benefit which will be forfeited to the Company or Employer.

H. After commencement of payment of benefits, an Employee (or beneficiary who is receiving payments) may elect to receive his or her remaining benefits under this Plan in a lump sum payment, subject to a 10% reduction of the lump sum payment, which will be forfeited to the Company or Employer.

I. The lump sum payment to an Employee under Article III H (prior to the 10% reduction), except when the Employee was receiving payments under the Installment Payment Form, shall be equal to the difference between 1. and
     2. below, determined as of the commencement date of benefit payments, accumulated to the date of the lump sum payment using the interest rate specified below.

     1. The lump sum value of the benefits payable to the Employee as a single life annuity under this Plan determined as of the commencement date of benefit payments.

     2. The lump sum value of the benefits previously paid to the Employee under this Plan (based on the actual form of payments, unless the Employee was receiving payments under a Joint and Survivor Life Annuity Form and the joint annuitant has died, in which case the value of benefits previously paid shall be considered to be the benefits which would have been paid to the Employee as a single life annuity) discounted to the commencement date of benefit payments.

     When an Employee was receiving payments under the Installment Payment Form, the lump sum payment to the Employee under Article III H (prior to the 10% reduction) shall be equal to the remaining unpaid installment payments, without interest.

     When a beneficiary of a deceased Participant elects to receive a lump sum payment, the amount of the lump sum payment shall be calculated in a similar manner.

     Lump sum payments shall be valued using the interest rate used by the Unocal Retirement Plan to determine lump sum payments for the month in which the election under Section III H above is received by the Company.

F.   Within two years after a Change of Control, the reduction of benefits under
     Article III G and H shall be 5%, in lieu of the 6% or 10% reduction which otherwise would apply. For

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     this purpose a "Change of Control" shall have the same meaning as a
     "Triggering Event" as such term is defined in the Rights Agreement entered into by Unocal Corporation and Manufacturers Hanover Trust Company of California dated January 29, 1990, as amended from time to time.

G. The Committee which administers the Plan, in its discretion, may waive reductions in benefits for changes in elections of form of payment of benefits or elections to receive lump sum payments which are due to a financial hardship of the Employee (or beneficiary).

H. If any provision of this Plan causes Plan benefits to be includable for federal income tax purposes in the gross income of an Employee (or beneficiary) prior to actual payment of such Plan benefits to the Employee (or beneficiary), the Company shall pay such Plan benefits to the Employee (or beneficiary) upon a final determination to such effect, notwithstanding any other provision of this Plan to the contrary.

Article IV - Administration and Termination
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A.   The Company and Union Oil Company of California shall administer the Plan.
     Such responsibilities shall be carried out through its corporate officers and employees acting in their capacities as officers and employees and not as fiduciaries.

     A. The Board of Directors may terminate or amend any or all of the provisions of or add provisions to this Plan at any time. However, no termination or amendment of this Plan shall reduce or adversely affect (i) the benefit then being paid under this Plan, or (ii) the benefit (including optional forms of benefit) that an Employee would be eligible to receive under this Plan in the event that within ten years of the effective date of the termination or amendment of this Plan he or she retires with an immediate retirement benefit under the Unocal Retirement Plan or dies. After a Change of Control, the Plan may not be amended to eliminate or modify the right of an Employee (or beneficiary) to receive a lump sum payment of his or her benefits pursuant to
Article III.

     B. No Employee, beneficiary or joint annuitant may assign, transfer, hypothecate, encumber, commute or anticipate his or her interest in any benefits under this Plan. Interests and payments under this Plan are to be free from voluntary or involuntary assignment, and judicial levy and execution to the full extent permissible under applicable law.

     C. Payments under this Plan shall be made from the general funds of the Company or an Employer or from a grantor (Rabbi) trust established by the Company or Union Oil Company of California, unless otherwise provided for by the Board of Directors.

     D. The Retirement Plan Committee of the Board of Directors shall be solely responsible for interpretation of this Plan and making factual determinations related thereto. Unless defined below or otherwise indicated, capitalized or quoted materials refer to the meanings and definitions under the Unocal Retirement Plan. Any questions that arise as to the rights to any benefits under this Plan or as to the interpretation of any of its provisions shall be determined by said Committee.

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     E.  Nothing in this Plan shall give any person a right to remain in the employment of the Employer or affect the right of the Employer to terminate the employment of an Employee at any time, with or without cause.

     F. Any controversy or claim arising out of or relating to this Plan shall be settled by binding arbitration in Los Angeles, California, in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The parties shall seek to agree upon appointment of the arbitrator and the arbitration procedures. If the parties are unable to reach such agreement, a single arbitrator who is a retired judge of a Federal or California state court shall be appointed pursuant to the AAA Commercial Arbitration Rules, and the arbitrator shall determine the arbitration procedures. Any award pursuant to such arbitration shall be included in a written decision which shall state the legal and factual reasons upon which the award was based, including all the elements involved in the calculation of any award. Any such award shall be deemed final and binding and may be entered and enforced in any state or federal court of competent jurisdiction. The arbitrator shall interpret the Plan in accordance with the laws of California. The arbitrator shall be authorized to award reasonable attorney's fees and other arbitration-related costs to a Participant or his or her beneficiary if an award is made in favor of the Participant or beneficiary. The award shall be limited to Plan benefits at issue, reasonable attorney's fees and arbitration-related costs.

Article V - Definitions
-----------------------

A.   Board of Directors - The Board of Directors of Unocal Corporation.
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B.   Code - The Internal Revenue Code of 1986 as amended from time to time.
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C.   Company - Unocal Corporation.
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D.   Employee - A person who is in the employment of an Employer on or after the
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     effective date of this Plan.

E.   Employer - Unocal Corporation, Union Oil Company of California and any
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     other subsidiary or affiliate of the Company so designated by the Board of
     Directors.

F.   ERISA - The Employee Retirement Income Security Act of 1974, as amended
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     from time to time.

G.   Plan Supplemental Retirement Plan for Key Management Personnel.
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H.   Law - The Plan shall be governed by and construed in accordance with the
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     laws of the State of California.

I.   Effective Date  - This amended and restated Plan shall apply to
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     Participants who retire or die on or after April 1, 1994. The Plan, as previously in effect, shall continue to apply to Participants who retired or died prior to April 1, 1994.

Dated:  April 1, 1994

Supplemental retirement  plan for key management personnel

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